UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 22, 2016

Kibush Capital Corp.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-55256

(Commission File No.)

c/o McGee Law Firm, LLC

5635 N. Scottsdale Road, Suite 170

Scottsdale, Arizona 85250

(Address of principal executive offices and Zip Code)

+(61) 3 9846 4288

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On or about January 7, 2016, Kibush Capital Corp. (the “Company”) determined that it had a material misstatement in its financial reports contained in our Form 10-Q for the quarter ended June 30, 2015 (the “June 10-Q”) and in its Form 10 (the “Form 10”), relating to the year ended September 30, 2014. The June 10-Q and Form 10 should no longer be relied upon because of errors related to accounting standards for related party transactions that resulted in material misstatements of asset values on our balance sheet. Specifically, the Company failed to utilize the required reporting standard for certain interested party transaction and instead treated them as arms length transactions in our financial reports. These instances include the acquisition of Angel Jade from Five Arrows (a related party), the acquisition of the Koranga Joint Venture from Five Arrows and the transfer of the Koranga Joint Venture to our subsidiary Aqua Mining.

As soon as practicable, we intend to amend our Form 10-Q for the quarter ended June 30, 2015 and our Form 10, each to reflect the restatement of our financial statements for the applicable periods. The Company has disclosed these deficiencies in its Form 10-K for the period ended September 30, 2015 while discussing the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In addition, the September 30, 2014 financial statements were restated within that Form 10-K.

We expect our restated financial statements for the quarter ended June 30, 2015 to differ from the amounts originally reported in the June 10-Q. The restated amounts for the year quarter ended June 30, 2015 are expected to be approximately as follows:

●	Assets of $101,507, as compared to $11,641,484 million previously reported.

●	Stockholders deficit of $1,698,306, as compared to a $9,979,756 in equity previously reported.

●	Net loss from operations of $482,557, as compared to a net loss of $49,329 as previously reported.

The Company’s sole director has discussed the matters disclosed herein with the Company’s independent registered public accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of March, 2016.

KIBUSH CAPITAL CORP.

BY:	/s/ Warren Sheppard
Warren Sheppard, President